NEWS
For Release: Immediate		Contact: Mark A. Featherstone Vice President and Chief Financial Officer 610-832-4160

QUAKER CHEMICAL ANNOUNCES RECORD QUARTERLY SALES
IN THE THIRD QUARTER 2007

October 31, 2007

CONSHOHOCKEN, PA - Quaker Chemical Corporation (NYSE:KWR) today announced that in the third quarter it achieved record quarterly sales of $140.7 million, an increase of 20.9% over the third quarter 2006, and net income of $3.2 million. Earnings per diluted share were $0.31 versus $0.32 for the third quarter 2006. Third quarter 2007 operating expenses include a pre-tax charge of $3.3 million related to an environmental litigation settlement.

“We had an outstanding quarter,” observed Ronald J. Naples, Chairman and Chief Executive Officer. “As is apparent in our income statement, without the one-time environmental charge, we would have had very strong operating income growth. Indeed, the third quarter continued our success this year in revenue and net income growth, which included a tax adjustment benefit in the quarter, and generated significant cash. I should point out we announced the environmental charge last week and noted it represents a very favorable resolution for us that removes significant uncertainty and financial exposure that sprang from a long-ago problem. Further, it recognizes our voluntary work over the past 12 years to address the problem before any litigation.”

Third Quarter 2007 Summary

Net sales for the third quarter were $140.7 million, up 20.9% from $116.4 million for the third quarter 2006. The increase in net sales was primarily attributable to a combination of volume growth and higher sales prices. Volume growth was mainly attributable to strong sales growth in Asia/Pacific, Europe and North America, as well as higher revenue related to the Company’s CMS channel. Foreign exchange rate translation increased revenues by approximately 5% for the third quarter 2007, compared to the same period in 2006. Selling price increases were realized across all regions and market segments, in part as a result of an ongoing effort to offset higher raw material costs. CMS revenues were higher due to additional CMS accounts and the first quarter 2007 renewal and renegotiation of several of the Company’s CMS contracts.

Gross margin as a percentage of sales was 30.7% for the third quarter of 2007, compared to 31.6% for the third quarter 2006. Higher selling prices and additional contribution from the Company’s CMS channel helped improve margins in dollar terms, while higher raw material costs and sales mix resulted in a lower gross margin percentage. On a sequential basis, the third quarter gross margin percentage was in line with first quarter 2007 and second quarter 2007 gross margin percentages of 30.9% and 31.0%, respectively.

Selling, general and administrative expenses for the quarter increased $5.1 million, compared to the third quarter 2006. Foreign exchange rate translation accounted for approximately $1.3 million of the increase. Other major contributors were planned spending in higher growth areas, such as China, and higher commissions as a result of higher sales, as well as two charges totaling $1.2 million relating to certain customer bankruptcies and a discontinued strategic initiative.

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In the third quarter 2007, the Company recorded environmental charges of $3.3 million, as disclosed in its press release dated October 23, 2007. The charges consist of $2.0 million related to the settlement of environmental litigation involving AC Products, Inc., a wholly owned subsidiary, as well as an additional $1.3 million charge for the estimated remaining remediation costs.

The decrease in other income was the result of a distribution received from the Company’s former real estate joint venture in the prior year quarter, as well as lower license fee income in the third quarter 2007. The increase in net interest expense was attributable to higher average borrowings and higher interest rates.

The tax benefit recorded in the third quarter 2007 includes a $0.7 million refund of taxes in China as a result of the Company’s increased investment. The third quarter 2006 included a similar tax rebate of $0.4 million. In addition, the third quarter 2007 includes a non-cash out-of-period tax benefit adjustment of $1.0 million related to the deferred tax accounting for the Company’s foreign pension plans and intangible assets regarding one of the Company’s acquisitions.

Year-to-Date Summary

Net sales for the first nine months of 2007 were $403.2 million, up 16.9% from $344.9 million for the first nine months of 2006. Double-digit volume increases in China, higher CMS revenues, and selling price increases realized across all regions and market segments were the primary reasons for the increase in net sales. Foreign exchange rate translation increased revenues by approximately 4.4% for the first nine months of 2007, compared to the same period in 2006.

Gross margin as a percentage of sales was 30.8% for the first nine months of 2007, compared to 30.5% in the prior year period. Higher selling prices and a stronger performance from the Company’s CMS channel helped maintain the gross margin percentage despite continued increases in raw material prices.

Selling, general and administrative expenses for the first nine months of 2007 increased $15.3 million, compared to the first nine months of 2006. Foreign exchange rate translation accounted for approximately $3.3 million of the increase over the prior year. Also negatively affecting the comparison with the prior year was a pension gain of $0.9 million recorded in the first quarter 2006 due to a legislative change. The remainder of the increase was due to continued planned spending in higher growth areas, primarily China, higher incentive compensation as a result of higher earnings, higher commissions as a result of higher sales, higher legal and environmental costs, the third quarter charges noted previously, as well as inflationary increases.

The increase in other income was primarily due to foreign exchange gains recorded in the first nine months of 2007, compared to losses in the prior year. The increase in net interest expense was attributable to higher average borrowings and higher interest rates.

The Company’s effective tax rate was 21.2% for the first nine months of 2007, compared to 35.4% in the prior year. The decrease in the effective tax rate was primarily due to a changing mix of income among tax jurisdictions, as well as the non-cash out-of-period adjustment noted above, offset, in part, by the Company’s first quarter 2007 adoption of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”).

Balance Sheet and Cash Flow Items

The Company’s net debt decreased from December 31, 2006, primarily as a result of reduced working capital balances during the third quarter 2007, with operations generating positive cash flow during the quarter of $19.3 million. The Company’s net debt-to-total-capital ratio was 36% at September 30, 2007, compared to 40% at December 31, 2006.

In connection with the first quarter 2007 adoption of FIN 48, the Company recorded a non-cash charge to shareholders’ equity of $5.5 million, which negatively impacted the Company’s net debt-to-total-capital ratio by approximately 1 percentage point.

Ronald J. Naples, Chairman and Chief Executive Officer, commented, “We are certainly pleased with our business results and strong cash flow in the quarter, which continue the progress we have seen so far this year. We are encouraged by the volume growth we continue to see. We remain vigilant to the ongoing challenge of escalating raw material costs and have increased our gross margin dollars even as raw material costs ran considerably ahead of last year. I am also encouraged by real working capital improvements achieved during the quarter. With the settlement of the AC Products environmental litigation, we feel good about our long-term future and prospects of continued earnings improvement.”

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Quaker Chemical Corporation is a leading global provider of process chemicals, chemical specialties, services, and technical expertise to a wide range of industries - including steel, automotive, mining, aerospace, tube and pipe, coatings, and construction materials. Our products, technical solutions, and chemical management services enhance our customers’ processes, improve their product quality, and lower their costs. Quaker’s headquarters is located near Philadelphia in Conshohocken, Pennsylvania.

This release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements. A major risk is that the Company’s demand is largely derived from the demand for its customers’ products, which subjects the Company to downturns in a customer’s business and unanticipated customer production shutdowns. Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, and future terrorist attacks such as those that occurred on September 11, 2001. Other factors could also adversely affect us. Therefore, we caution you not to place undue reliance on our forward-looking statements. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

As previously announced, Quaker Chemical’s investor conference call to discuss third quarter results is scheduled for November 1, 2007 at 2:30 p.m. (ET). Access the conference by calling 877-269-7756 or visit Quaker’s Web site at www.quakerchem.com for a live webcast.

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Quaker Chemical Corporation
Condensed Consolidated Statement of Income
(Dollars in thousands, except per share data and share amounts)

	(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Net sales	$140,715	$116,425	$403,204	$344,924

Cost of goods sold	97,547	79,650	278,878	239,599

Gross margin	43,168	36,775	124,326	105,325
%	30.7%	31.6%	30.8%	30.5%

Selling, general and administrative expenses	36,602	31,485	103,930	88,636
Environmental charges	3,300	-	3,300	-

Operating income	3,266	5,290	17,096	16,689
%	2.3%	4.5%	4.2%	4.8%

Other income, net	382	539	1,618	1,054
Interest expense, net	(1,370)	(1,218)	(4,221)	(3,435)
Income before taxes	2,278	4,611	14,493	14,308

Taxes on income	(1,066)	1,378	3,076	5,058
	3,344	3,233	11,417	9,250

Equity in net income of associated companies	166	218	557	456
Minority interest in net income of subsidiaries	(350)	(312)	(1,126)	(1,033)

Net income (loss)	$3,160	$3,139	$10,848	$8,673
%	2.2%	2.7%	2.7%	2.5%

Per share data:
Net income - basic	$0.32	$0.32	$1.09	$0.89
Net income - diluted	$0.31	$0.32	$1.07	$0.88

Shares Outstanding:
Basic	10,016,801	9,792,187	9,969,739	9,762,019
Diluted	10,134,909	9,854,625	10,095,945	9,833,903

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Quaker Chemical Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands, except par value and share amounts)

	(Unaudited)
	September 30,	December 31,
	2007	2006
ASSETS

Current assets
Cash and cash equivalents	$24,224	$16,062
Accounts receivable, net	118,217	107,340
Inventories, net	57,908	51,984
Prepaid expenses and other current assets	15,229	10,855
Total current assets	215,578	186,241

Property, plant and equipment, net	60,491	60,927
Goodwill	43,067	38,740
Other intangible assets, net	8,097	8,330
Investments in associated companies	7,123	7,044
Deferred income taxes	33,037	28,573
Other assets	31,196	27,527
Total assets	$398,589	$357,382

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Short-term borrowings and current portion of long-term debt	$3,098	$4,950
Accounts and other payables	63,279	56,345
Accrued compensation	15,704	15,225
Other current liabilities	19,076	13,659
Total current liabilities	101,157	90,179
Long-term debt	89,364	85,237
Deferred income taxes	6,838	5,317
Other non-current liabilities	75,477	61,783
Total liabilities	272,836	242,516

Minority interest in equity of subsidiaries	4,679	4,035

Shareholders' equity
Common stock, $1 par value; authorized 30,000,000 shares; issued 10,125,249 shares	10,125	9,926
Capital in excess of par value	9,065	5,466
Retained earnings	113,326	114,498
Accumulated other comprehensive loss	(11,442)	(19,059)
Total shareholders' equity	121,074	110,831
Total liabilities and shareholders' equity	$398,589	$357,382

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Quaker Chemical Corporation
Condensed Consolidated Statement of Cash Flows
For the Nine Months Ended September 30,
(Dollars in thousands)

	(Unaudited)
	2007	2006
Cash flows from operating activities
Net income	$10,848	$8,673
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	8,579	7,406
Amortization	900	1,058
Equity in net income of associated companies, net of dividends	(83)	(251)
Minority interest in earnings of subsidiaries	1,126	1,033
Deferred income tax	(1,498)	834
Deferred compensation and other, net	878	387
Stock-based compensation	863	601
Environmental charges	3,300	-
Loss on disposal of property, plant and equipment	33	19
Insurance settlement realized	(1,266)	(252)
Pension and other postretirement benefits	(2,532)	(3,108)
Increase (decrease) in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	(5,795)	(10,077)
Inventories	(3,227)	(4,561)
Prepaid expenses and other current assets	(1,750)	(3,022)
Accounts payable and accrued liabilities	6,009	8,351
Change in restructuring liabilities	-	(3,731)
Net cash provided by operating activities	16,385	3,360

Cash flows from investing activities
Capital expenditures	(5,431)	(8,513)
Payments related to acquisitions	(1,543)	(1,069)
Proceeds from disposition of assets	176	64
Insurance settlement received and interest earned	5,534	240
Change in restricted cash, net	(4,268)	12
Net cash used in investing activities	(5,532)	(9,266)

Cash flows from financing activities
Short-term borrowings	1,305	1,873
Repayments of short-term debt	(3,267)	(4,519)
Proceeds from long-term debt	3,132	15,680
Repayments of long-term debt	(674)	(704)
Dividends paid	(6,484)	(6,320)
Stock options exercised, other	2,935	429
Distributions to minority shareholders	(864)	(1,464)
Net cash (used in) provided by financing activities	(3,917)	4,975

Effect of exchange rate changes on cash	1,226	595
Net increase (decrease) in cash and cash equivalents	8,162	(336)
Cash and cash equivalents at the beginning of the period	16,062	16,121
Cash and cash equivalents at the end of the period	$24,224	$15,785